Exhibit 99.1
McKESSON REPORTS FISCAL 2011 FIRST-QUARTER RESULTS
•	Revenues of $27.5 billion for the first quarter.

•	First-quarter earnings per diluted share of $1.10, up 4%.

•	Fiscal 2011 Outlook: Earnings per diluted share of $4.72 to $4.92.
SAN FRANCISCO, July 30, 2010 — McKesson Corporation (NYSE: MCK) today reported that revenues for the first quarter ended June 30, 2010 were $27.5 billion compared to $26.7 billion a year ago. First-quarter earnings per diluted share was $1.10 compared to $1.06 per diluted share a year ago.
     “I am pleased to report that McKesson is off to a solid start for Fiscal 2011, driven by strong performance in our Distribution Solutions segment,” said John H. Hammergren, chairman and chief executive officer. “Our results this quarter give us momentum for the remainder of our fiscal year, and we continue to expect that McKesson should earn between $4.72 and $4.92 per diluted share from continuing operations for the fiscal year ending March 31, 2011.”
     The company remains committed to its portfolio approach to capital deployment. During the first quarter, McKesson entered into an accelerated share buyback agreement to repurchase $1 billion of common stock, leaving $531 million on its current share repurchase authorization. The company also paid $33 million in dividends during the first quarter. On May 26, the Company announced an increase of 50% to its regular quarterly dividend beginning with the dividend payable on July 1, 2010.
     In July of 2010, McKesson sold its wholly-owned subsidiary, McKesson Asia Pacific Pty Limited (“MAP”), a provider of phone and web-based healthcare services in Australia and New Zealand, for net cash proceeds of approximately $116 million. The divestiture is anticipated to generate a pre-tax gain of approximately $94 million ($72 million after-tax), which will be recorded as a discontinued operation in our condensed statement of operations in the second quarter ending September 30, 2010.
     For the first quarter, McKesson had cash flow from operations of $528 million and ended the quarter with a cash balance of $3.3 billion.
     “With our strong balance sheet and significant cash flow, we have the flexibility to invest in our existing businesses, pursue strategic opportunities, continue to repurchase our shares, and pay dividends,” Hammergren commented. “The breadth of our offering gives us the unique ability to provide our customers with solutions to meet the challenges in healthcare, which positions us very well for long-term growth.”
     Distribution Solutions revenues were up 3% in the first quarter. U.S. pharmaceutical distribution revenues were up 2% for the quarter, reflecting market growth adjusted for our mix of business. In the quarter, we continued to see a shift of revenues to direct store delivery from sales to customers’ warehouses.
     Canadian revenues, on a constant currency basis, grew 5% for the quarter due to market growth and one additional day of sales. Including a favorable currency impact of 15%, Canadian revenues increased 20% for the quarter. Medical-Surgical distribution revenues were flat for the quarter.
     In the first quarter, Distribution Solutions gross profit of $1,067 million improved 12% compared to the first quarter a year ago. The increase in gross profit for the quarter was due primarily to the impact of a $51 million anti-trust settlement and strong generics gross profit growth.
     Distribution Solutions operating profit of $505 million was up 17% for the quarter, and operating profit margin was 1.89% compared to 1.66% a year ago. Excluding the impact of the anti-trust settlement, operating profit margin was 1.70%.
     “Distribution Solutions started the year with solid growth and operating margin expansion. In the first quarter, we continued to benefit from our generics offering across all of our distribution businesses. With leadership positions across our broad portfolio of customer solutions, and our focus on execution, we are well positioned for continued success,” said Hammergren.
     In Technology Solutions, revenues were up 2% for the quarter. Services revenues grew 1%, reflecting higher software maintenance partially offset by lower implementation revenues. Implementation revenues were down due to longer installation cycles associated with the sale of more complex enterprise revenue management and clinical software solutions. Software revenues were up 4% and hardware revenues were up 21%.
     Technology Solutions operating profit in the first quarter was $64 million. The operating profit margin was 8.43% compared to 13.86% for the first quarter a year ago. Operating profit margin in the first quarter was impacted by continued investment in our enterprise revenue management and clinical solutions.
     “We are pleased that the Department of Health and Human Services released the final rules for meaningful use and certification standards of electronic health record (EHR) systems under the Medicare and Medicaid incentive programs,” said Hammergren. “Providers now have the flexibility to achieve meaningful use by taking different paths to implementing an EHR system based on their needs and priorities, which we believe is critical to broad-based adoption. We remain focused on working with our customers to make sure they have the right resources in place to qualify for stimulus money and improve the quality of care for their patients.”

Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; public health issues in the U.S. or abroad; changes in the Canadian healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer or group purchasing organization; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers;

increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; failure to comply with and changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in accounting principles generally accepted in the United States of America; and general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 8:30 AM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. Over the course of its 177-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit http://www.mckesson.com.
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Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended June 30,
	2010	2009	Chg.

Revenues	$27,450	$26,657	3%

Cost of Sales	26,058	25,354	3

Gross Profit	1,392	1,303	7

Operating expenses	918	844	9

Operating income	474	459	3

Other Income, net	9	10	(10)
Interest Expense	(43)	(48)	(10)

Income before income taxes	440	421	5

Income tax expense	(142)	(133)	7

Net income	$298	$288	3

Earnings per common share (1)
Diluted	$1.10	$1.06	4%

Basic	$1.12	$1.07	5

Shares on which earnings per common share were based
Diluted	272	272	—%
Basic	266	270	(1)

(1)	Certain computations may reflect rounding adjustments

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended June 30,
	2010	2009	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$18,702	$17,038	10%
Sales to customers’ warehouses	4,743	6,051	(22)

Total U.S. pharmaceutical distribution & services	23,445	23,089	2
Canada pharmaceutical distribution & services	2,560	2,140	20
Medical-Surgical distribution & services	686	685	—

Total Distribution Solutions	26,691	25,914	3

Technology Solutions
Services	595	589	1
Software & software systems	135	130	4
Hardware	29	24	21

Total Technology Solutions	759	743	2

Revenues	$27,450	$26,657	3

GROSS PROFIT
Distribution Solutions	$1,067	$954	12
Technology Solutions	325	349	(7)

Gross Profit	$1,392	$1,303	7

OPERATING EXPENSES
Distribution Solutions	$568	$531	7
Technology Solutions	262	247	6
Corporate	88	66	33

Operating Expenses	$918	$844	9

OTHER INCOME, NET
Distribution Solutions	$6	$7	(14)
Technology Solutions	1	1	—
Corporate	2	2	—

Other income, net	$9	$10	(10)

OPERATING PROFIT
Distribution Solutions	$505	$430	17
Technology Solutions	64	103	(38)

Operating profit	569	533	7
Corporate	(86)	(64)	34

Income before interest expense and income taxes	$483	$469	3

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.89%	1.66%	23	bp
Technology Solutions	8.43	13.86	(543)

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	March 31,
	2010	2010

ASSETS
Current Assets
Cash and cash equivalents	$3,265	$3,731
Receivables, net	7,832	8,075
Inventories, net	9,429	9,441
Prepaid expenses and other	265	257

Total	20,791	21,504

Property, Plant and Equipment, Net	864	851
Capitalized Software Held for Sale, Net	228	234
Goodwill	3,522	3,568
Intangible Assets, Net	522	551
Other Assets	1,472	1,481

Total Assets	$27,399	$28,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$13,296	$13,255
Deferred revenue	1,160	1,218
Other accrued liabilities	2,434	2,539

Total	16,890	17,012

Long-Term Debt	2,278	2,293
Other Noncurrent Liabilities	1,352	1,352
Stockholders’ Equity	6,879	7,532

Total Liabilities and Stockholders’ Equity	$27,399	$28,189

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Quarter Ended June 30,
	2010	2009
OPERATING ACTIVITIES
Net income	$298	$288
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	120	111
Share-based compensation expense	33	24
Other non-cash items	12	78
Changes in operating assets and liabilities:
Receivables	172	301
Inventories	(28)	(42)
Drafts and accounts payable	80	356
Deferred revenue	(69)	(84)
Other	(90)	(125)

Net cash provided by operating activities	528	907

INVESTING ACTIVITIES
Property acquisitions	(52)	(42)
Capitalized software expenditures	(35)	(44)
Other	8	—

Net cash used in investing activities	(79)	(86)

FINANCING ACTIVITIES
Common stock repurchases, including shares surrendered for tax withholding	(1,016)	(298)
Common stock transactions — other	144	31
Dividends paid	(33)	(34)
Other	2	(2)

Net cash used in financing activities	(903)	(303)

Effect of exchange rate changes on cash and cash equivalents	(12)	17

Net increase (decrease) in cash and cash equivalents	(466)	535
Cash and cash equivalents at beginning of period	3,731	2,109

Cash and cash equivalents at end of period	$3,265	$2,644